Exhibit 99.1

Empire Global Corp. Appoints new Chairman and CEO

TORONTO, July 4, 2014 - Empire Global Corp. (EMGL.OTCQB) (the company) announced today the appointment of Mr. Michael Davidson to the position of Chief Executive Officer and Chairman of the Board effective immediately. Mr. Davidson fills the vacancy left by the departure of Mr. Michael Ciavarella who has maintained these positions since June 2011. Mr. Ciavarella has been with the company since July 2004, responsible for the carriage and maintenance of Empire Global Corp and was instrumental in structuring the current business blueprint to enter the online and land based gaming and wagering space. In addition, Mr. Ciavarella has also assembled a talented and experienced management team to lead the Company in this promising enterprise.

Mr. Davidson arrives with extensive experience and leadership acumen in IT as well as the lottery and gaming industry. He is a graduate York University in Toronto with a Bachelor of Science and is currently a CEO, CFO and Director of Friday Capital Inc., a TSX-V company. He is also concurrently the President of AMAMUS Consulting Inc. which provides coaching and mentoring to C-Level executives. From 1997 to 2011, Mr. Davidson was Chief Information and Privacy Officer at Apotex Inc., a global pharmaceutical company and most recently a public Director at ISIS Labs, a TSX-V social media gaming software company, from 2013 to 2014.

Significantly, from 1981 until 1983 Mr. Davidson was a Security Co-ordinator & Analyst with the Ontario Lottery Corporation.

In addition, Mr. Vic Dominelli, our longest serving director resigned from the board of directors while Mr. Davidson was also appointed to the Advisory Committee.

About Empire Global Corp.

Empire Global Corp. is a development stage company with a view to acquire and operate a multinational portfolio of online and land based gaming operators with a goal to become a top tier gaming operator.

For more information, including a copy of our most recent SEC reports, please visit www.emglcorp.com.

Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts:
Michele (Mike) Niro
Director of Operations
empireglobal@bell.net